Exhibit 99.1

Contact:	Larry Keener
Chairman and Chief
Executive Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

FOURTH QUARTER AND FISCAL 2006 YEAR-END EARNINGS

DALLAS, Texas (May 23, 2006) - Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today reported financial results for the fourth quarter and fiscal year ended March 31, 2006.

Net sales for the fourth quarter totaled $180.3 million compared with $147.7 million in the year-earlier period. Operating income improved to $7.6 million for the fourth quarter compared with $3.0 million in the same period last year. Net income for the fourth quarter of 2006 totaled $3.2 million, or $0.14 per share, compared with net income of $2.0 million, or $0.09 per share, a year ago. Fourth quarter of fiscal 2005 includes $1.8 million, or $0.08 per share, net of tax, for income earned on a real estate investment.

Net sales for fiscal 2006 were $710.6 million compared with $610.5 million a year ago. For fiscal 2006, operating income was $24.5 million compared with an operating loss of $353,000 in fiscal 2005. Net income for fiscal 2006 totaled $11.1 million, or $0.49 per share, compared with a net loss of $3.8 million, or $0.17 per share, for fiscal 2005. The financial results for fiscal 2005 include $2.8 million, or $0.12 per share, net of tax, for charges related to closing sales centers, streamlining retail operations and idling a production line.

Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “The fourth quarter of fiscal 2006 capped off a year of significant growth and progress for Palm Harbor. Our improved top line performance and sustained profitability reflect increased market share, a shift in product mix to modular homes and higher average sales prices. Palm Harbor has continued to outpace the industry in fiscal 2006 and we are pleased with our solid execution.

“Throughout the year we have aggressively pursued our strategy to expand our available markets with a diverse product offering and to maintain our commitment to an integrated manufacturing, retail and financial services business model. We believe our results for the year validate this model. While the traditional HUD manufacturing housing industry is still in a downturn, the modular housing industry has created significant growth opportunities for Palm Harbor. Our modular products, particularly our unique Discovery series, continue to capture the attention of dealers and builders. Revenues from modular products were up approximately 33 percent from fiscal 2005 and now account for approximately 23 percent of our recurring revenues. More importantly, our modular product line has allowed us to reach a high quality, credit-worthy customer base and expand in new markets.

“We further enhanced our value proposition in fiscal 2006 by creating the capability to serve as a general contractor for both manufactured and modular homes with respect to virtually all aspects of the sale and construction process in certain regions of the country,” added Keener. “This expanded service has allowed us to maintain the same high quality standards that customers expect from Palm Harbor and we plan to offer this service in other geographic areas in the future. Finally, we made significant progress in fiscal 2006 in expanding our consumer financing capabilities through CountryPlace and our partnership with BSM. For fiscal 2006, 41 percent of our retail customers were financed through these companies. By providing viable financing alternatives for our credit worthy customers, we believe we have further distinguished ourselves in the marketplace. All of these factors contributed to an outstanding year for Palm Harbor and confirm that we have the right strategy to succeed in an industry that has yet to fully recover. With a unique product offering of exceptional value, the highest levels of customer satisfaction in the industry, and a proven business model, we enter fiscal 2007 optimistic about our future.”

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “We are gratified by the positive trends in our financial performance for fiscal 2006. We delivered sustained profitability every quarter in fiscal 2006, due to our ability to effectively manage our operations and control our expenses while expanding our services. We ended fiscal 2006 in a very strong financial position with our balance sheet reflecting over $73 million in cash and cash equivalents. We remain committed to maintaining a conservative financial profile and ensuring we have the financial flexibility to execute our strategy.”

A conference call regarding this release is scheduled for Wednesday, May 24, 2006, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of factory-built homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

PALM HARBOR HOMES, INC.

Condensed Consolidated Financial Results

	Fourth Quarter Ended
	March 31, 2006	March 25, 2005
	(13 Weeks)	(13 Weeks)
Net sales	$180,276,000	$147,710,000
Net income	3,200,000	1,992,000
Net income per share – basic and diluted	0.14	0.09

	Fiscal Year Ended
	March 31, 2006	March 25, 2005
	(53 Weeks)	(52 Weeks)
Net sales	$710,635,000	$610,538,000
Net income (loss)	11,114,000	(3,823,000)
Net income (loss) per share – basic and diluted	0.49	(0.17)

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operation

(Dollars in thousands, except earnings per share)

For the fourth quarter and fiscal year ended March 31, 2006 and March 25, 2005

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2006 (13 Weeks)	March 25, 2005 (13 Weeks)	March 31, 2006 (53 Weeks)	March 25, 2005 (52 Weeks)
	(Unaudited)
Net sales	$180,276	$147,710	$710,635	$610,538
Cost of sales	130,358	108,768	525,023	455,960
Selling, general and administrative expenses	42,272	35,950	161,154	154,931

Income (loss) from operations	7,646	2,992	24,458	(353)

Interest expense	(3,048)	(2,678)	(11,739)	(8,990)
Equity in earnings (loss) of limited partnership	(655)	(280)	574	(763)
Interest income and other	1,244	3,562	5,007	4,165

Income (loss) before income taxes	5,187	3,596	18,300	(5,941)
Income tax benefit (expense)	(1,987)	(1,604)	(7,186)	2,118

Net income (loss)	$3,200	$1,992	$11,114	$(3,823)

Net income (loss) per common share:
Basic and diluted	$0.14	$0.09	$0.49	$(0.17)

Weighted average common shares outstanding:
Basic and diluted	22,831	22,830	22,831	22,832

Condensed Balance Sheets

(Dollars in thousands)

March 31, 2006 and March 25, 2005

	March 31, 2006	March 25, 2005
Assets
Cash and cash equivalents	$73,407	$46,197
Trade receivables	54,901	52,311
Consumer loans receivable, net (1)	163,112	132,400
Inventories	149,568	128,420
Property, plant and equipment, net	65,512	71,324
Other assets	147,551	141,328

Total Assets	$654,051	$571,980

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$135,327	$106,887
Floor plan payable	37,908	30,888
Convertible senior notes	75,000	75,000
Warehouse revolving debt	37,413	106,298
Securitized financing	105,379	0
Shareholders’ equity	263,024	252,907

Total Liabilities and Shareholders’ Equity	$654,051	$571,980

(1)	Includes $128.1 million outstanding balance of securitized financing completed July 12, 2005.

PALM HARBOR HOMES, INC.

Quick Facts

	Fourth Quarter Ended		Fiscal Year Ended
	March 31, 2006 (13 Weeks)	March 25, 2005 (13 Weeks)	March 31, 2006 (53 Weeks)	March 25, 2005 (52 Weeks)
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	115	126	121	149
Added	3	1	5	6
Closed	(2)	(6)	(10)	(34)

Ending	116	121	116	121

Factory-built homes sold through:
Company-owned superstores and builder locations	1,050	1,028	4,471	4,762
Independent dealers	1,065	829	4,440	3,186

Total factory-built homes sold	2,115	1,857	8,911	7,948

Factory-built homes sold as:
Single-section (1)	198	84	1,015	355
Multi-section	1,469	1,410	6,282	6,211
Modular	448	363	1,614	1,382

Total factory-built homes sold	2,115	1,857	8,911	7,948

Average sales prices:
Manufactured housing – retail	$74,000	$73,000	$74,000	$73,000
Manufactured housing – wholesale	$65,000	$58,000	$61,000	$55,000
Modular housing – retail	$151,000	$145,000	$149,000	$135,000
Modular housing – wholesale	$81,000	$69,000	$77,000	$71,000

Homes produced	2,298	1,860	8,881	7,936
Internalization rate (manufactured and modular)	49%	55%	50%	60%

FINANCIAL SERVICES
Loan originations:
CPM	228	170	824	922
BSM	238	246	912	980

Insurance penetration:
Warranty	90%	92%	90%	89%
Physical damage	59%	56%	58%	57%

(1)	Includes 50 and 583 homes sold to FEMA in the fourth quarter and fiscal year ended 2006, respectively.